Registration No. 33-50026
                                                                Rule 424(b)(3)


         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 16, 1992

                ML Home Equity Loan Asset Backed Certificates,
                      Series 1992-1, Class A and Class B
                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer
                            MLCC ACQUISITION CORP.
                                    Seller

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         On September 23, 1992, the ML Home Equity Loan Trust 1992-1 (the
"Trust") issued the ML Home Equity Loan Asset Backed Certificates, Series 1992-1 in an original aggregate principal amount of $305,436,000. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of September 1, 1992 by and among MLCC Acquisition Corp., as seller, Merrill Lynch Credit Corporation ("MLCC"), as servicer, and Bankers Trust Company of California, N.A., as trustee. This Prospectus Supplement to the above-referenced Prospectus (the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

         The first two tables set forth after the first paragraph under the heading "Origination of the Mortgage Loans -- Delinquency and Loan Loss Experience" on pages 20 and 21 of the Prospectus are hereby updated, in their entirety, as follows:

                                    Dime Portfolio Delinquency Experience
                                          (Dollars in Thousands)

                                                                    As of December 31,
                                                ------------------------------------------------------------
                                                   1996            1997          1998             1999
                                                -----------     -----------  --------------  ---------------

Number of revolving credit line loans
    serviced.................................        3,356           2,758           2,043             1318
Aggregate loan balance of revolving credit
  line loans serviced........................    $ 163,241       $ 128,391         $86,179          $58,306
Loan balance of revolving credit line loans
  2 months delinquent........................   $ 1,039.34         $808.73         $ 2,307       $ 1,855.08
Loan balance of revolving credit line loans
  3 months or more delinquent................   $ 3,145.08      $ 3,588.65         $ 2,918       $ 2,833.69
Total of 2 months or more delinquent as a
  percentage of aggregate loan balance of
  revolving credit line loans................        2.56%           3.42%           6.06%            8.04%




                                      Dime Portfolio Loss Experience
                                          (Dollars in Thousands)

                                                                    As of December 31,
                                                ------------------------------------------------------------
                                                   1996            1997          1998             1999
                                                -----------     -----------  --------------  ---------------
As of end of Period:
    Number of revolving credit line loans
     serviced................................        3,356           2,758           2,043            1.318
    Aggregate loan balance of revolving
       credit line loans serviced............     $163,241        $128,391         $86,179          $58,306
For the Period:
    Gross charge-offs dollars................        $ 327           $ 130          $  174           $  324
    Percentage(1)............................        0.20%           0.10%           0.20%            0.56%

--------------
         (1)  As a percentage of aggregate balance of Mortgage Loans serviced.


         Additionally, the information set forth in the table entitled "Cut-Off Date Loan Balances" on page 24 of the Prospectus is hereby updated to indicate, as of December 31, 1999, the Loan Balances of the Mortgage Loans:



                                         Loan Balances as of December 31, 1999

                                        Number of Mortgage                                   % of Mortgage Pool by
       Range of Loan Balances                 Loans                   Loan Balance               Loan Balance
       ----------------------           ------------------            ------------           ---------------------

 4,999.99 Or lower                              37                    $     82,205.98                0.20%
 5,000-9,999.99                                 64                         491,249.03                1.22%
 10,000-14,999.99                               72                         908,735.85                2.26%
 15,000-19,999.99                               82                       1,444,341.36                3.59%
 20,000-24,999.99                               77                       1,743,074.00                4.33%
 25,000-29,999.99                               78                       2,142,173.85                5.33%
 30,000-34,999.99                               70                       2,295,006.99                5.71%
 35,000-39,999.99                               71                       2,645,091.19                6.58%
 40,000-44,999.99                               70                       2,997,877.45                7.45%
 45,000-49,999.99                               51                       2,418,688.55                6.01%
 50,000-54,999.99                               33                       1,733,473.19                4.31%
 55,000-59,999.99                               28                       1,619,930.58                4.03%
 60,000-64,999.99                               29                       1,814,049.96                4.51%
 65,000-69,999.99                               28                       1,881,058.11                4.68%
 70,000-74,999.99                               23                       1,669,436.32                4.15%
 75,000-99,999.99                               78                       6,778,038.48               16.85%
 100,000-149,999.99                             31                       3,745,056.31                9.31%
 150,000-199,999.99                              7                       1,184,038.45                2.94%
 200,000-249,999.99                              3                         655,262.78                1.63%
 250,000-299,999.99                              5                       1,347,163.13                3.35%
 300,000-349,999.99                              2                         627,889.32                1.56%
        TOTALS                        ----------------------          ---------------              -------
                                               939                    $ 40,223,840.88              100.00%
                                      ======================          ===============              =======


                                  ---------

           The date of this Prospectus Supplement is March 31, 2000.